Exhibit 23.1

Payne Falkner Smith & Jones, P.C.

Certified Public Accountants

September 19, 2006

Board of Directors

Far East Energy Corporation and Subsidiaries

400 N. Sam Houston Parkway East, Suite 205

Houston, Texas 77060

RE:	Use of Financial Statements in Form S-3 Registration Statement

Dear Board of Directors:

As the independent registered public accounting firm for Far East Energy Corporation, a Nevada corporation (the “Company”), we hereby consent to the use of our reports dated February 10, 2006, included in the annual report of the Company on Form 10-K for the year ended December 31, 2005 and incorporated by reference in this registration statement, and to the reference to our firm under the heading “Experts” in this registration statement.

Sincerely,

/s/ Payne Falkner Smith & Jones, P.C.
Payne Falkner Smith & Jones, P.C.
Dallas, Texas